EXHIBIT 5.1


                      Jenkens & Gilchrist Parker Chapin LLP

                                                            AUSTIN, TEXAS
                         THE CHRYSLER BUILDING             (512) 499-3800
                          405 LEXINGTON AVENUE            CHICAGO, ILLINOIS
                        NEW YORK, NEW YORK 10174           (312) 425-3900
                                                            DALLAS, TEXAS
                             (212) 704-6000                (214) 855-4500
                        FACSIMILE (212) 704-6288           HOUSTON, TEXAS
                                                           (713) 951-3300
                            www.jenkens.com            LOS ANGELES, CALIFORNIA
                                                           (310) 820-8800
                                                         SAN ANTONIO, TEXAS
                                                           (210) 246-5000
                                                          WASHINGTON, D.C.
                                                           (202) 326-1500

                                                          November 6, 2001

SPAR Group, Inc.
580 White Plains Road
Tarrytown, NY  10591

Ladies and Gentlemen:

We have acted as counsel for SPAR Group, Inc., a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") relating to the registration of 3,600,000 shares of Common Stock, par value $.01 per share (the "Shares"), issuable upon the exercise of options that have been, or may from time to time be, granted under the Company's 2000 Stock Option Plan (the "Plan").

In connection with the foregoing, we have examined the Registration Statement and originals or copies, satisfactory to us, of the following: (i) the certificate of incorporation and all amendments thereto of the Company as certified by the Secretary of State of the State of Delaware on April 3, 2000;
(ii) the by-laws and all amendments thereto of the Company; (iii) records of certain proceedings of the Board of Directors of the Company dated December 4, 2000, and a unanimous written consent of the Board of Directors of the Company dated June 29, 2001, during or by which resolutions were adopted relating to the approval of the Plan (items (i) through (iii) will be referred to individually as a "Organizational Document" and collectively as the "Organizational Documents"); and (iv) the Plan. We have not examined each option contract in respect of options granted under the Plan. We have, however, examined the form of option contract we are advised is the form of option contract used by the Company under the Plan. We have also been informed that each option contract between the Company and option holders under the Plan is substantially in the form of the option contract we have examined. In addition, we have made such other investigations of applicable statutes and regulations of the State of New York and the United States of America and the applicable provisions of the DGCL (as hereinafter defined) currently in effect as we deemed necessary under customary practice to enable us to render this Opinion Letter.

In  conducting  our  examination,  we  have  assumed  (with  your  consent)  the genuineness of all signatures , the legal capacity of all individual signatories, the accuracy of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies (whether or not certified). As to any facts material to such opinion, we have relied on certificates of public officials and certificates, oaths and declarations of officers or other representatives of the Company. Each of the governmental certificates, publicly filed or recorded items and searches of public record (if any) reviewed by us were obtained by an independent firm not under our control or supervision, and we have assumed (with your consent) that they are sufficient and would disclose no additional relevant facts if updated through the date of this Opinion Letter. In addition, we have assumed (with your consent) and without independent investigation have relied upon the factual accuracy of the information contained in the items we examined and upon the assumptions we have made in this Opinion Letter. Except as expressly set forth in this Opinion Letter, we have not undertaken any independent investigation, examination or inquiry to confirm or determine the existence or


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                      Jenkens & Gilchrist Parker Chapin LLP



November 6, 2001
Page 2



absence of any facts, searched any of the books, records or files of the Company or any other person, searched any internal file, court file, public record or other information collection, or examined or reviewed anycommunication, instrument, agreement, document, file, financial statement, tax return, minute, record, lien, or other item. The Organizational Documents, the Plan and the Registration Statement are the only items of their respective types reviewed by us in connection with or covered by us in this Opinion Letter.

Our opinion is as of and limited to the date hereof and we do not in any event undertake to advise you of any facts or circumstances occurring or coming to our attention or any changes in applicable law subsequent to the date hereof. Whenever any opinion of ours refers to or includes the payment or other performance of any obligation or the issuance, execution or delivery of any instrument, certificate or other item after the date hereof, it is based on our assumption that: (i) all relevant facts and circumstances will be the same at such future time as we believe them to be on the date hereof (except as noted in the next clause (ii)); (ii) each party will have taken all future or further actions necessary or appropriate thereto; (iii) no relevant liens, filings, approvals, permits or similar items will have expired or otherwise adversely changed; and (iv) no changes will have occurred in any of the Registration Statement, the Plan, the Organizational Documents, or other relevant certificates and documents, applicable law, trade usage or course of dealings.

Finally, we are counsel admitted to practice only in the State of New York, and we express no opinions as to the applicable laws of any jurisdiction other than those of the State of New York, the Delaware General Corporation Law, including the Constitution of the State of Delaware and reported judicial interpretations thereof (together with the Delaware General Corporation Law, the "DGCL") and the United States of America.

Based upon and subject to the foregoing, we are of the opinion that the Shares to be issued pursuant to the exercise of options granted or to be granted under the Plan will be, when issued and the exercise price therefor fully paid pursuant to the provisions of the Plan, legally issued, fully paid and non-assessable.

We hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement. In giving this consent, however we are not thereby admitting that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K promulgated under the Act.


                            Very truly yours,



                            /s/ Jenkens & Gilchrist Parker Chapin LLP

                            Jenkens & Gilchrist Parker Chapin LLP